Exhibit 99.1

Marshall Edwards, Inc.

CONTACTS:	Warren Lancaster
+1-203-966-2556 (USA)
warren.lancaster@marshalledwardsinc.com

David Sheon
+1 202 547-2880 (USA)
dsheon@WHITECOATstrategies.com
FOR IMMEDIATE RELEASE
(New Canaan CT and Sydney Australia August 5, 2009) — Novogen Limited and Marshall Edwards, Inc. (MSHL) have concluded a License Agreement for MSHL to develop and commercialize the oncology compound
NV-128.
NV-128 is a cancer compound which has been shown in pre-clinical studies to promote cancer cell death in multi—drug resistant cancer cells by inducing caspase-independent DNA degradation and cancer cell death via the AKT-mTOR pathway.
The terms of the license consist of a single upfront payment to Novogen of US$1.5million, a series of payments for reaching the milestones of US Investigational New Drug (IND) approval, entering human testing at phases II and III and receipt of a New Drug Application for marketing and a royalty on sales of five per cent. MSHL will fund the ongoing clinical programs and is responsible for the commercial development of the drug.
MSHL is also the licensee of the Novogen developed investigational anti-cancer drugs phenoxodiol and triphendiol that are currently in clinical development. MSHL has concluded recruitment in the phase III Ovature trial for phenoxodiol in chemotherapy resistant ovarian cancer, and has received approval from the US FDA to trial triphendiol in clinical studies in the US for pancreatic cancer and cholangiocarcinoma. Triphendiol also has orphan drug status from the FDA for these indications and late stage melanoma.
The Chairman of MSHL, Professor Bryan Williams, said the in-licensing of the mTOR inhibitor NV-128 is an exciting extension to the MSHL portfolio. Each of the drugs in the company portfolio has the benefit of preclinical activity against hard to treat cancers and an expected safety profile that makes their potential as effective anti-cancer agents highly promising.
“NV-128 has a different mode of action to our current drug candidates and its advantages over other mTOR inhibitors auger well for an exciting and valuable addition to the pharmaceutical armamentarium of new cancer treatments.”
About NV-128
NV-128 does not rely on the traditional approach of caspase-mediated apoptosis, a death mechanism which is not effective in cancer cells that have become resistant to chemotherapy. Rather, NV-128 uncouples a signal transduction cascade which has a key role in driving protein translation and uncontrolled cancer cell proliferation. Further, NV-128 induces mitochondrial depolarization via the novel mTOR pathway. In cancer cells, mTOR signals enhance tumor growth and may be associated with resistance to conventional therapies. Inhibition of the mTOR pathway appears to shut down many of these survival pathways, including proteins that protect the mitochondria of cancer cells. Animal studies have shown that NV-128 not only significantly retards tumor proliferation, inhibiting the progression of ovarian cancers-engrafted into mice, but produces this effect without apparent toxicity. This effect was shown to be due to caspase-independent pathways involving inhibition of the mTOR pathway. Unlike analogues of rapamycin, which target only mTORC1, NV-128’s capacity to inhibit mTOR phosphorylation enables it to inhibit both mTORC1 and mTORC2 activity. This blocks growth factor-driven activation of AKT and the potential for development of chemoresistance.
Marshall Edwards, Inc. (Nasdaq : MSHL) is a US clinical development oncology company and is majority owned by Novogen Limited.
Novogen Limited (ASX : NRT; Nasdaq : NVGN), based in Sydney, Australia, is an Australian biotechnology company that is specializing in the development of therapeutics based on regulation of the sphingomyelin pathway.
More information on phenoxodiol and on the Novogen group of companies can be found at www.marshalledwardsinc.com and www.novogen.com.
Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical trials and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.